UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_____________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 5, 2018
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HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-32335	88-0488686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11388 Sorrento Valley Road, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(858) 794-8889
Not Applicable
(Former name or former address, if changed since last report)
 _________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On April 5, 2018, the Board of Directors of Halozyme Therapeutics, Inc. (the “Company”) determined to reduce the proposed increase in the number of shares subject to issuance under the Company’s 2011 Stock Plan (the “2011 Plan”) from 8,700,000 shares to 8,200,000 shares which will result in a total of 34,200,000 shares of common stock being reserved for issuance under the 2011 Plan. The revised proposed share increase will reduce the potential dilutive impact of the 2011 Plan on other stockholders as compared to the originally proposed 8,700,000 share increase. The 2011 Plan, as so amended, remains subject to stockholder approval at the Annual Meeting of Stockholders described below. The foregoing summary is qualified in its entirety by reference to the 2011 Plan, as proposed to be amended, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On March 22, 2018, the Company filed a definitive proxy statement (the “Proxy Statement”) relating to the Company's 2018 Annual Meeting of Stockholders. The Company has set May 2, 2018 as the date for the Annual Meeting of Stockholders. The meeting will be held at the Company’s offices at 11404 Sorrento Valley Road, San Diego California 92121 at 8:00 a.m. local time. As previously disclosed, the record date for determining Company stockholders entitled to vote at the Annual Meeting of Stockholders has been fixed as the close of business on March 8, 2018. On April 6, 2018, the Company filed a Supplement to the Proxy Statement on Schedule 14A (the “Supplement”) to supplement and amend the Proxy Statement in order to add information regarding the amendment to the 2011 Plan. A copy of the Supplement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Halozyme Therapeutics, Inc. 2011 Stock Plan, as proposed to be amended
99.1	Supplement to Proxy Statement, dated April 6, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALOZYME THERAPEUTICS, INC.

April 6, 2018	By:	/s/ Harry J. Leonhardt, Esq.

	Name:	Harry J. Leonhardt, Esq.
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary